SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 28, 2003

SAVVIS COMMUNICATIONS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-29375	43-1809960
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

1 SAVVIS Parkway, St. Louis, Missouri	63017
12851 Worldgate Drive, Herndon, Virginia	20170
(Address of Principal Executive Office)	(Zip Code)

Registrant’s telephone number, including area code: (314) 628-7000

                                                                                              (703) 234-8000

(Former Name or Former Address, if Changed Since Last Report)

Item 2. Other Events.

On July 28, 2003, SAVVIS sold its data center located in Hazelwood, Missouri to Reuters Data LLC, a subsidiary of Reuters Limited (together with its affiliates, “Reuters”), for a purchase price of $35 million. Under the terms of the transaction SAVVIS will lease back one-third of the data center for five years with a five year renewal option. Reuters also agreed to award certain bid preferences to SAVVIS, and SAVVIS in turn agreed to reduce Reuters minimum purchase commitments under the parties’ existing network services agreement. The terms of the transaction were determined in arm’s length negotiations between the parties. Of the $35 million purchase price, SAVVIS used $12.9 million to reduce debt and $3.1 million for transaction related deposits and expenses. The $19.0 million in net proceeds were added to existing cash balances.

On September 28, 2001 Reuters acquired a portion of the assets of Bridge Information Systems, Inc. (“Bridge”), a former principal stockholder and largest customer of SAVVIS, out of bankruptcy. In connection with the asset acquisition, Reuters entered into a network services agreement with SAVVIS, pursuant to which SAVVIS agreed to provide internet protocol network services, internet access, and colocation services for a period of five years with respect to the customers of Bridge that were acquired by Reuters. As a result of the network services agreement, Reuters has become SAVVIS’ largest customer. Reuters is also the holder of approximately 20% of SAVVIS’ Series A convertible preferred stock representing approximately 16% of outstanding total voting power.

A copy of SAVVIS’ press release, dated July 28, 2003, relating to the sale of the data center is attached to this Current Report on Form 8-K as exhibit 99.1.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

(c) Exhibits.

2.1	Purchase Agreement, dated July 25, 2003, between the registrant and Reuters Data LLC, a Delaware limited liability company.

99.1	Press release, dated July 28, 2003.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SAVVIS COMMUNICATIONS CORPORATION

Date: August 11, 2003	By:	/s/ Grier C. Raclin
		Name:	Grier C. Raclin
		Title:	Executive Vice President, General Counsel and Corporate Secretary.

EXHIBIT INDEX

Exhibit Number	Description
2.1	Purchase Agreement, dated July 25, 2003, between the registrant and Reuters Data LLC, a Delaware limited liability company.

99.1	Press release, dated July 28, 2003.